Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 28, 2015, relating to the consolidated financial statements of New Relic, Inc. and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of New Relic, Inc. for the year ended March 31, 2015.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

May 28, 2015